Exhibit n.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Harvest Capital Credit LLC:

Our audit of the financial statements referred to in our report dated March 25, 2013 appearing in the accompanying registration statement on Form N-2 of Harvest Capital Credit Corporation also included an audit of the senior securities table appearing on page 45. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
March 25, 2013